Synthetic Biologics Reports First Quarter 2014 Financial Results and Operational Highlights

-- Conference Call Today, May 15, 2014, at 8:30 a.m. (EDT) --

For Immediate Release

Rockville, MD, May 15, 2014 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and diseases, today reported financial results for the three months ended March 31, 2014, and provided an operational progress update.

Recent Operational Highlights

Prevention of C. difficile (C. diff.) Infections – SYN-004 Oral Enzyme

SYN-004, Synthetic Biologics’ lead anti-infective product candidate, is believed to be the first and only therapy designed to neutralize intravenous (IV) antibiotics in the gut. It is intended to protect and maintain the balance of bacterial flora in the gastrointestinal tract, to potentially prevent the devastating effects of C. diff. The U.S. Centers for Disease Control and Prevention (CDC) has classified C. diff as an “urgent public health threat”[i], surpassing Methicillin-resistant Staphylococcus aureus (MRSA) as the number one hospital-acquired infection in the United States. C. diff is a multidrug-resistant bacterium that infects 1.1 million U.S. patients annually[ii].

•	Synthetic Biologics plans to initiate a 28-day bridging toxicology study next month, followed by the filing of an IND (Investigational New Drug) application.

•	The Company expects to initiate Phase Ia and Ib clinical trials in the second half of 2014, with preliminary topline data expected by year-end 2014. A Phase II efficacy study is expected to begin in the first half of 2015.

•	cGMP manufacturing is currently underway to support these preclinical and clinical SYN-004 studies.

•	Synthetic Biologics added international patents providing composition of matter coverage for various aspects of the C. diff program. These new patents strengthen the Company’s C. diff IP portfolio, which now includes over 25 issued U.S. and international patents.

Pertussis (Whooping Cough) – SYN-005 Monoclonal Antibody (mAb) Combination

SYN-005, a unique combination of two humanized antibodies designed to neutralize pertussis toxin, a major cause of Pertussis-mediated infant morbidity and mortality, is being developed under an exclusive channel collaboration with Intrexon Corporation (NYSE: XON), and Synthetic Biologics’ academic collaborator, The University of Texas at Austin. Despite widespread vaccination, Pertussis rates in the United States continue to rise steadily, and according to the World Health Organization, B. pertussis infection causes an estimated 300,000 deaths worldwide each year, primarily among young, unvaccinated infants.

•	Positive preclinical data from two non-human primate studies was reported, supporting the association of SYN-005 with favorable decreases in white blood cell counts within two days and achievement of nearly normal levels within one week.

•	Synthetic Biologics expects to start a Phase I clinical trial during the first quarter of 2015, after filing an IND based on non-human-primate and murine findings. Topline data is expected to be available within approximately 90 days of the start of the trial. This is expected to be followed by a Phase II trial, with topline results expected in the second half of 2015.

•	An additional patent application around pertussis antibodies has been filed and the Company is finalizing plans for cGMP manufacturing of SYN-005.

•	The Company intends to request Orphan Drug designation for SYN-005 for the treatment of Pertussis.

Constipation-Predominant Irritable Bowel Syndrome (C-IBS) – SYN-010 Oral Compound

Dr. Mark Pimentel, M.D., of Cedars-Sinai Medical Center (CSMC), led the investigational team whose critical discoveries into the underlying cause of gas, pain and constipation associated with C-IBS established the foundation of Synthetic Biologics’ C-IBS program, and are the basis for developing an oral treatment to reduce the impact of methane-producing organisms on conditions such as C-IBS. Of the 40 million IBS patients in the United States[iii], approximately 13.2 million have C-IBS[iv].

•	Synthetic Biologics expects to initiate a Phase II clinical trial of SYN-010 in C-IBS during the second half of 2014 under a corporate IND, with topline data expected during mid-2015.

•	Synthetic Biologics formed a Clinical Advisory Board (CAB) to support development of its C-IBS program, appointing Dr. Mark Pimentel as Chairman. The CAB is in the process of expanding with the addition of other prominent thought leaders and researchers.

Relapsing-Remitting Multiple Sclerosis (RRMS) – Trimesta™ (oral estriol)

Trimesta's differentiated mechanism of action, combined with the convenience of once-daily oral dosing, potentially make it an ideal added therapy to address this underserved $14.1 billion worldwide market[v]. Based on previous research findings,[vi] Trimesta may offer both inflammatory and neuroprotective benefits for patients with MS when taken in combination with Copaxone®. Available MS therapies demonstrate anti-inflammatory and/or immunomodulatory responses but they are not considered neuroprotective.

•	Lead investigator Rhonda Voskuhl, M.D. from the University of California, Los Angeles (UCLA) David Geffen School of Medicine, presented topline efficacy and safety results from the investigator-initiated Phase II trial evaluating adjunctive Trimesta in women with RRMS at the American Academy of Neurology's Annual Meeting.

o	The UCLA-led Phase II study was designed to show statistical significance at 12 months for the MS relapse rate reduction in patients treated with Trimesta plus Copaxone compared to patients given placebo plus Copaxone. The trial was only powered to trend toward statistical significance at the 24-month time point.

o	According to the protocol, the results of topline data demonstrate that Trimesta met the pre-specified goal of the study with rapid onset of activity observed for Trimesta plus Copaxone compared to placebo plus Copaxone.

o	The burden is so high for showing efficacy as an adjunctive therapy, on top of an already effective standard of care, Dr. Voskuhl and her team hoped to see an approximately 29% reduction in MS relapse rate, per the study protocol. Impressively, a statistically significant 47% decrease in relapse rate was observed at 12 months of therapy (p-value = 0.03 / powered for significance level of 0.05), as well as a clear trend toward a 32% reduction at 24 months (p-value = 0.15 / powered for significance level of 0.10), which far surpassed the investigator’s expectations.

o	The Trimesta study also demonstrated a clinically significant near-normalization of cognitive scores at 12 months of therapy in women taking Trimesta plus Copaxone. This outcome is of high importance for MS specialists and patients and we believe it is the result of oral estriol’s unique neuroprotective effect.

o	In addition, adjunctive oral Trimesta plus injectable standard of care Copaxone was generally safe and well tolerated by women in the study.

•	By demonstrating the therapeutic potential and safety of Trimesta in the Phase II exploratory trial, Synthetic Biologics achieved a key goal of the Trimesta program -- providing further support to enable the Company to attract a strategic partner to accelerate development of this innovative therapy for MS.

•	A separate ongoing Phase II trial utilizing Trimesta with a variety of currently marketed MS drugs, including Copaxone®, Avonex®, Betaseron®, Extavia®, Rebif®, Gilenya®, Aubagio® and Tecfidera®, is focused exclusively on cognition and is currently enrolling patients at 4 sites in the United States.

“Synthetic Biologics’ fundamental business mission is to develop novel anti-infectives to address significant unmet medical needs. We have built a strong pipeline of innovative anti-infective biologic and drug candidates, and we are committed to advancing these programs through preclinical studies, toward human clinical development,” stated Jeffrey Riley, CEO of Synthetic Biologics. “We are on track to meet our goal of moving three anti-infective programs into the clinic during the coming 12 months. We look forward to reporting the progress of our anti-infective programs, and updating shareholders on our discussions with potential MS partners.”

Three Months Ended March 31, 2014 Financial Results

General and administrative expenses were $1.1 million for both the three months ended March 31, 2014 and March 31, 2013. Charges related to stock-based compensation were $255,000 for the three months ended March 31, 2014, compared to $353,000 for the same period in 2013.

Research and development expenses increased to $2.7 million for the three months ended March 31, 2014, compared to $1.1 million for the same period in 2013. The increase of 143% is primarily the result of increased program costs associated with expanded research, development and manufacturing activities within our anti-infective pipeline, including the Company’s C. diff, C-IBS and Pertussis programs. Charges related to stock-based compensation were $107,000 for the three months ended March 31, 2014, compared to $104,000 for the same period in 2013.

Other income was $1,000 for the three months ended March 31, 2014, compared to $12,000 for the same period in 2013.

Conference Call

Synthetic Biologics will hold a conference call today, Thursday, May 15, 2014, at 8:30 am EDT. During the call, Jeffrey Riley, Synthetic Biologics’ Chief Executive Officer, will provide an update of the Company's anti-infective drug pipeline for serious infections and diseases, including the prevention of C. difficile infections, reducing the impact of methane producing organisms on constipation-predominant irritable bowel syndrome (C-IBS) and the treatment of Pertussis, as well as its multiple sclerosis program. C. Evan Ballantyne, Synthetic Biologics' Chief Financial Officer, will review the Company's financial results for the three months ended March 31, 2014.

Interested parties should call 1-877-870-4263 (U.S. toll free), 1-855-669-9657 (Canada toll free), or +1 412-317-0790 (International), fifteen minutes before the start of the call to register. Registered callers on the toll free line may ask to be placed in the queue for the Question & Answer Session. The call will also be webcast over the Internet at http://www.videonewswire.com/event.asp?id=99332. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL, http://www.videonewswire.com/event.asp?id=99332, for 30 days after the call.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a biotechnology company focused on the development of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and diseases. The Company is developing an oral treatment to reduce the impact of methane producing organisms on constipation-predominant irritable bowel syndrome (C-IBS), an oral biologic to protect the gastrointestinal microflora from the effects of IV antibiotics for the prevention of Clostridium difficile (C. difficile) infection, a series of monoclonal antibodies for the treatment of Pertussis and Acinetobacter infections, and a biologic targeted at the prevention and treatment of a root cause of a subset of IBS. In addition, the Company is developing an oral estriol drug for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Copaxone® is a registered trademark of Teva Pharmaceutical Industries Ltd.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding advancing Synthetic Biologics’ clinical programs, Synthetic Biologics’ opportunities and its position in the infectious disease market, the anticipated timing and results of the Synthetic Biologics’ clinical trials and development efforts and the expected size of the future market for sales of Synthetic Biologics’ therapies. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics’ therapeutics, a failure of Synthetic Biologics’ clinical trials, and those conducted by investigators, to be commenced or completed on time or to achieve desired results, a failure of Synthetic Biologics’ clinical trials to receive anticipated funding, a failure of Synthetic Biologics’ monoclonal antibodies for the treatment of infectious diseases to be successfully developed or commercialized, Synthetic Biologics’ inability to maintain its licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products and other factors described in Synthetic Biologics’ report on Form 10-K for the year ended December 31, 2013 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc.:	Media:	Investors:
Kris Maly	Wendy Emanuel	Joshua Drumm, Ph.D.
VP, Corporate Communication	Wellspring Communications, Inc.	Tiberend Strategic Advisors, Inc.
(734) 332-7800, ext. 22	(773) 255-9580	(212) 375-2664
info@syntheticbiologics.com	wendy@wellspringcom.com	jdrumm@tiberend.com

- Financial Tables Follow -

Synthetic Biologics, Inc. and Subsidiaries
(in thousands, except share and per share amounts)

Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$11,155	$14,625
Prepaid expenses and other current assets	1,332	1,591
Property and equipment, net	38	37
Deposits and other assets	6	4
Total Assets	$12,531	$16,257
Liabilities and Equity
Current liabilities	$773	$1,027
Synthetic Biologics, Inc. and subsidiaries equity	11,758	15,230
Total Liabilities and Equity	$12,531	$16,257

Condensed Consolidated Statements of Operations
	For the three months ended March 31,
	2014	2013
Operating Costs and Expenses
General and administrative	$1,122	$1,122
Research and development	2,717	1,118
Total Operating Costs and Expenses	3,839	2,240
Loss from Operations	(3,839)	(2,240)
Other Income
Interest income	1	11
Other income	-	1
Total Other Income, net	1	12
Net Loss	(3,838)	(2,228)
Net Loss Attributable to Non-controlling Interest	-	-
Net Loss Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(3,838)	$(2,228)
Net Loss Per Share - Basic and Dilutive	$(0.07)	$(0.05)
Net Loss Per Share Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(0.07)	$(0.05)
Weighted average number of common shares outstanding - Basic and Dilutive	58,324,260	44,601,396

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[i]	U.S. Centers for Disease Control Web site: http://www.cdc.gov/drugresistance/threat-report-2013/pdf/ar-threats-2013-508.pdf#page=51 Accessed: March 26, 2014.
ii	This information is an estimate derived from the use of information under license from the following IMS Health Incorporated information service: CDM Hospital database for full year 2012. IMS expressly reserves all rights, including rights of copying, distribution and republication.
iii	GlobalData EPI Database Report – Prevalent Cases, March 2014.
iv	American College of Gastroenterology website: http://patients.gi.org/topics/irritable-bowel-syndrome/#tabs3

Accessed: May 14, 2014.

[v]	Credit Suisse. Multiple Sclerosis-Evolution or Revolution Report. March 18, 2013.
vi	Sicotte, NL, et al. Treatment of Multiple Sclerosis with the Pregnancy Hormone Estriol. Ann Neurol 2002; 52:421–428.